Exhibit 99.1

Dunkin' Brands Reports Third Quarter 2018 Results

Third quarter highlights include:

•	Dunkin' U.S. comparable store sales increase of 1.3%

•	Baskin-Robbins U.S. comparable store sales increase of 1.8%

•	Added 77 net new Dunkin' and Baskin-Robbins locations globally including 52 net new Dunkin' locations in the U.S.

•	Revenues increased 6.0%

•	Diluted EPS increased by 75.6% to $0.79

•	Diluted adjusted EPS increased by 69.4% to $0.83

CANTON, Mass. (October 25, 2018) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the third quarter ended September 29, 2018.

“For the third quarter 2018, we delivered positive comparable store sales for all four of our business segments.  Dunkin’ U.S. comparable store sales growth was led by strong beverage sales, coupled with new product innovation, and the Dunkin’ Run snacking platform which delivered our highest afternoon comparable store sales growth in more than two years,” said David Hoffmann, Dunkin’ Brands Chief Executive Officer and President Dunkin’ U.S. “Additionally, our new simplified branding for Dunkin’ and our recently announced plans to transform the espresso experience at Dunkin’ demonstrate our commitment to our beverage-led strategy and, importantly, we have strong alignment with our franchisees around the world, as evidenced by their record attendance at our 2018 Global Convention.”

“Earlier this year we announced that we would be investing approximately $100 million into Dunkin’ U.S., a substantial amount of which will be in equipment to support our multi-year plan to expand our beverage portfolio beyond traditional drip coffee, including new espresso equipment. We, along with our franchisees, who are significantly investing in this new program, are excited to introduce the new Dunkin’ espresso to America in the fourth quarter,” said Kate Jaspon, Dunkin’ Brands Chief Financial Officer.  “We are also pleased to have completed our previously announced $650 million accelerated share repurchase program during the third quarter, demonstrating our continued commitment to utilizing our strong balance sheet to return capital to shareholders."

THIRD QUARTER 2018 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	September 29, 2018	September 30, 2017(1)	$ / #	%
Financial data:
Revenues	$350.0	330.1	19.9	6.0%
Operating income	111.6	105.3	6.3	6.0%
Operating income margin	31.9%	31.9%
Adjusted operating income(2)	$116.9	111.1	5.7	5.2%
Adjusted operating income margin(2)	33.4%	33.7%
Net income	$66.1	41.2	24.9	60.5%
Adjusted net income(2)	69.9	44.7	25.2	56.3%
Earnings per share:
Common–basic	0.80	0.46	0.34	73.9%
Common–diluted	0.79	0.45	0.34	75.6%
Diluted adjusted earnings per share(2)	0.83	0.49	0.34	69.4%
Weighted average number of common shares – diluted (in millions)	84.1	91.4	(7.3)	(8.0)%
Systemwide sales(3)	$3,067.8	2,914.8	153.0	5.2%
Comparable store sales growth (decline):
Dunkin' U.S.	1.3%	0.6%
BR U.S.	1.8%	(0.4)%
Dunkin' International	2.5%	1.3%
BR International	7.5%	(4.3)%
Development data:
Consolidated global net POD development	77	137	(60)	(43.8)%
Dunkin' global PODs at period end	12,740	12,435	305	2.5%
BR global PODs at period end	8,024	7,944	80	1.0%
Consolidated global PODs at period end	20,764	20,379	385	1.9%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(3) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
Global systemwide sales growth of 5.2% in the third quarter was primarily attributable to global store development, Dunkin' U.S. comparable store sales growth, and Baskin-Robbins International comparable store sales growth.
Dunkin' U.S. comparable store sales grew 1.3% in the third quarter as an increase in average ticket was partially offset by a decrease in traffic. Growth was driven primarily by iced coffee, both traditional and cold brew, as well as frozen beverages and breakfast sandwiches.

Baskin-Robbins U.S. comparable store sales grew 1.8% during the third quarter as an increase in average ticket was partially offset by a decrease in traffic. Growth was driven by beverages including shakes and smoothies, as well as the take-home category.
In the third quarter, Dunkin' Brands franchisees and licensees opened 77 net new restaurants globally. This included 52 net new Dunkin' U.S. locations, 16 net new Baskin-Robbins International locations, and 12 net new Dunkin' International locations, offset by net closures of 3 Baskin-Robbins U.S. locations. Additionally, Dunkin' U.S. franchisees remodeled 31 restaurants and Baskin-Robbins U.S. franchisees remodeled 6 restaurants during the quarter.
Revenues for the third quarter increased $19.9 million, or 6.0%, compared to the prior year period due primarily to increased advertising fees and related income, as well as an increase in royalty income as a result of systemwide sales growth.
Operating income and adjusted operating income for the third quarter increased $6.3 million, or 6.0%, and $5.7 million, or 5.2%, respectively, from the prior year period primarily as a result of the increase in royalty income, offset by an increase in general and administrative expenses due primarily to expenses incurred in connection with our 2018 Global Convention held in the third quarter of fiscal year 2018.
Net income and adjusted net income for the third quarter increased by $24.9 million, or 60.5%, and $25.2 million, or 56.3%, respectively, compared to the prior year period primarily as a result of a decrease in income tax expense and the increases in operating income and adjusted operating income, respectively, offset by an increase in net interest expense. Income tax expense for the third quarter of 2017 was unfavorably impacted by an $8.9 million write-down of foreign tax credit carryforwards, whereas income tax expense for the third quarter of 2018 was favorably impacted by excess tax benefits from share-based compensation of $7.4 million. The decrease in income tax expense was also driven by a lower tax rate due to the enactment of the Tax Cuts and Jobs Act in the fourth quarter of fiscal year 2017. The increase in net interest expense was driven by additional borrowings incurred in conjunction with the refinancing transaction completed during the fourth quarter of fiscal year 2017.
Diluted earnings per share and diluted adjusted earnings per share for the third quarter increased by 75.6% to $0.79 and 69.4% to $0.83, respectively, compared to the prior year period as a result of the increases in net income and adjusted net income, respectively, as well as a decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to the repurchase of shares since the beginning of the third quarter of fiscal year 2017, offset by the exercise of stock options. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.09 and $0.01 for the third quarter of fiscal years 2018 and 2017, respectively.

THIRD QUARTER 2018 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	September 29, 2018	September 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$124,805	118,831	5,974	5.0%
Franchise fees	4,840	4,638	202	4.4%
Rental income	26,637	26,786	(149)	(0.6)%
Other revenues	1,002	933	69	7.4%
Total revenues	$157,284	151,188	6,096	4.0%

Segment profit	$121,667	115,398	6,269	5.4%

Comparable store sales growth	1.3%	0.6%
Systemwide sales (in millions)(2)	$2,266.9	2,166.3	100.7	4.6%

Points of distribution	9,313	9,015	298	3.3%
Gross openings	95	103	(8)	(7.8)%
Net openings	52	67	(15)	(22.4)%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' U.S. third quarter revenues of $157.3 million represented an increase of 4.0% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth.
Dunkin' U.S. segment profit in the third quarter increased to $121.7 million, an increase of $6.3 million over the prior year period, driven primarily by the increase in royalty income and an increase in rental margin due primarily to the timing of expenses incurred to record lease-related liabilities. These increases were offset by an increase in general and administrative expenses, due primarily to expenses incurred in the third quarter of fiscal year 2018 to support our Blueprint for Growth initiatives.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	September 29, 2018	September 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,192	4,442	750	16.9%
Franchise fees	1,054	460	594	129.1%
Other revenues	10	11	(1)	(9.1)%
Total revenues	$6,256	4,913	1,343	27.3%

Segment profit	$4,549	1,195	3,354	280.7%

Comparable store sales growth	2.5%	1.3%
Systemwide sales (in millions)(2)	$194.9	189.3	5.6	2.9%

Points of distribution	3,427	3,420	7	0.2%
Gross openings	95	102	(7)	(6.9)%
Net openings	12	18	(6)	(33.3)%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' International third quarter systemwide sales increased 2.9% from the prior year period driven by sales growth in the Middle East, offset by a sales decline in Asia. Sales in Asia were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 5%.
Dunkin' International third quarter revenues of $6.3 million represented an increase of 27.3% from the prior year period. The increase in revenues was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in franchise fees due primarily to recognition of deferred revenue upon the closure of restaurants.
Segment profit for Dunkin' International increased $3.4 million to $4.5 million in the third quarter primarily as a result of the increase in revenues, as well as a decrease in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	September 29, 2018	September 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$8,626	8,501	125	1.5%
Franchise fees	319	190	129	67.9%
Rental income	773	798	(25)	(3.1)%
Sales of ice cream and other products	906	771	135	17.5%
Other revenues	3,057	3,062	(5)	(0.2)%
Total revenues	$13,681	13,322	359	2.7%

Segment profit	$10,183	10,035	148	1.5%

Comparable store sales growth (decline)	1.8%	(0.4)%
Systemwide sales (in millions)(2)	$180.6	177.0	3.6	2.0%

Points of distribution	2,558	2,562	(4)	(0.2)%
Gross openings	17	26	(9)	(34.6)%
Net openings (closings)	(3)	11	(14)	(127.3)%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. third quarter revenues increased 2.7% from the prior year period to $13.7 million due primarily to increases in sales of ice cream and other products, franchise fees, and royalty income.
Segment profit for Baskin-Robbins U.S. increased to $10.2 million in the third quarter, an increase of 1.5%, primarily as a result of the increases in franchise fees and royalty income, offset by an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	September 29, 2018	September 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$2,140	1,966	174	8.9%
Franchise fees	203	326	(123)	(37.7)%
Rental income	137	129	8	6.2%
Sales of ice cream and other products	28,625	26,512	2,113	8.0%
Other revenues	52	30	22	73.3%
Total revenues	$31,157	28,963	2,194	7.6%

Segment profit	$12,009	11,573	436	3.8%

Comparable store sales growth (decline)	7.5%	(4.3)%
Systemwide sales (in millions)(2)	$425.4	382.2	43.1	11.3%

Points of distribution	5,466	5,382	84	1.6%
Gross openings	82	95	(13)	(13.7)%
Net openings	16	41	(25)	(61.0)%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 11.3% in the third quarter compared to the prior year period driven by sales growth in South Korea, the Middle East, and Japan, offset by a sales decline in Asia. Sales in South Korea were positively impacted by favorable foreign exchange rates, while all other regions were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 12%.
Baskin-Robbins International third quarter revenues of $31.2 million represented an increase of 7.6% from the prior year period due primarily to an increase in sales of ice cream and other products. Systemwide sales and sales of ice cream products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters.
Third quarter segment profit increased 3.8% from the prior year period to $12.0 million primarily as a result of an increase in net income from our South Korea joint venture and a decrease in general and administrative expenses, offset by a decrease in net margin on ice cream driven primarily by an increase in commodity costs, as well as a decrease in net income from our Japan joint venture.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	September 29, 2018	September 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$118,208	113,862	4,346	3.8%
Total revenues	$118,208	113,862	4,346	3.8%

Segment profit	$—	—	—	—%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
U.S. Advertising Funds third quarter revenues of $118.2 million represented an increase of 3.8% compared to the prior year period driven primarily by Dunkin' U.S. systemwide sales growth. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3475 per share, payable on December 5, 2018, to shareholders of record as of the close of business on November 26, 2018.

•
During the third quarter, the Company completed its repurchases under the two accelerated share repurchase agreements that it entered into in February 2018 for a total $650 million. At settlement, in August 2018, the Company received an additional 1.7 million shares. Under the agreements, the Company repurchased a total of approximately 10.2 million shares at a weighted average cost per share of $63.91. The Company's shares outstanding as of September 29, 2018 were 82,441,928.

FISCAL YEAR 2018 TARGETS
As described below, the Company is reiterating and updating certain of its 2018 performance targets.

•	The Company continues to expect approximately one percent comparable store sales growth for Dunkin' U.S. and low-single digit comparable sales growth for Baskin-Robbins U.S.

•	The Company continues to expect Dunkin' U.S. franchisees to add greater than 275 net new restaurants.

•	The Company now expects low-to-mid-single digit percent growth in other revenue (previously it expected high-single digit percent growth).

•	The Company continues to expect low-to-mid single digit percent revenue growth.

•	The Company continues to expect ice cream margin dollars to be flat compared to 2017 from a profit dollar standpoint.

•	The Company continues to expect a low-single digit percent reduction to general and administrative expense.

•	The Company continues to expect mid-single digit percent operating and adjusted operating income growth.

•
The Company continues to expect full-year weighted-average shares outstanding of approximately 85 million. It now expects to have an effective tax rate of 23 percent, which is inclusive of the impact of the excess tax benefit recognized in the third quarter. This guidance excludes any potential future impact from material excess tax benefits in the fourth quarter of 2018.

•
The Company now expects GAAP diluted earnings per share of $2.60 to $2.64 (previously it expected $2.48 to $2.56) and diluted adjusted earnings per share of $2.80 to $2.82 (previously it expected $2.68 to $2.72).

•	The Company continues to expect capital expenditures to be approximately $45 to $50 million.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
In May 2014, the Financial Accounting Standards Board issued new guidance for revenue recognition related to contracts with customers, except for contracts within the scope of other standards, which supersedes nearly all existing revenue recognition guidance. The new guidance was effective for the Company beginning in fiscal year 2018. The Company adopted this new guidance in fiscal year 2018 using the full retrospective transition method, which results in restating each prior reporting period presented in the year of adoption, including the three and nine months ended September 30, 2017, included herein. As a result of adopting this new guidance in the first quarter of fiscal year 2018, we identified an additional operating segment consisting of the Dunkin' U.S. and Baskin-Robbins U.S. advertising funds. Additional information regarding the Company's adoption of the new revenue recognition guidance and the impact to historical financial results is contained in Exhibit 99.2 to the Company's filing on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2018.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by David Hoffmann, Chief Executive Officer and President of Dunkin' U.S., and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 4660239. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth” and "BR International comparable store sales growth," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,700 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the third quarter 2018, Dunkin' Brands' 100 percent franchised business model included more than 12,700 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Market Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 29, 2018	September 30, 2017(1)	September 29, 2018	September 30, 2017(1)
Revenues:
Franchise fees and royalty income(2)	$151,991	143,734	435,740	415,343
Advertising fees and related income	132,471	122,660	375,017	355,224
Rental income	27,547	27,713	79,425	79,543
Sales of ice cream and other products(2)	24,867	23,173	74,784	74,358
Other revenues	13,135	12,791	37,027	36,137
Total revenues	350,011	330,071	1,001,993	960,605
Operating costs and expenses:
Occupancy expenses—franchised restaurants	14,765	15,333	43,059	43,758
Cost of ice cream and other products	21,311	19,457	60,956	58,578
Advertising expenses	133,732	124,080	378,283	358,828
General and administrative expenses, net	63,997	60,580	183,122	182,023
Depreciation	4,937	4,941	15,095	15,096
Amortization of other intangible assets	5,230	5,341	15,912	16,001
Long-lived asset impairment charges	55	536	1,209	643
Total operating costs and expenses	244,027	230,268	697,636	674,927
Net income of equity method investments	5,787	5,466	11,665	12,612
Other operating income (loss), net	(179)	3	(749)	591
Operating income	111,592	105,272	315,273	298,881
Other income (expense), net:
Interest income	1,930	624	5,088	1,370
Interest expense	(31,932)	(24,436)	(96,947)	(74,192)
Other income (loss), net	(101)	155	(700)	370
Total other expense, net	(30,103)	(23,657)	(92,559)	(72,452)
Income before income taxes	81,489	81,615	222,714	226,429
Provision for income taxes	15,422	40,445	45,997	89,874
Net income	$66,067	41,170	176,717	136,555

Earnings per share—basic	$0.80	0.46	2.10	1.50
Earnings per share—diluted	0.79	0.45	2.07	1.48
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) For the three months ended September 29, 2018 and September 30, 2017, $4.8 million and $4.4 million, respectively, and for the nine months ended September 29, 2018 and September 30, 2017, $12.2 million and $11.4 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 29, 2018	December 30, 2017(1)
Assets
Current assets:
Cash and cash equivalents	$428,179	1,018,317
Restricted cash	79,432	94,047
Accounts, notes, and other receivables, net	133,711	121,849
Other current assets	69,040	70,120
Total current assets	710,362	1,304,333
Property and equipment, net	205,860	181,542
Equity method investments	142,954	140,615
Goodwill and other intangible assets, net	2,228,327	2,245,465
Other assets	66,650	65,478
Total assets	$3,354,153	3,937,433
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,650	31,500
Accounts payable	55,862	53,417
Deferred revenue	43,752	44,876
Other current liabilities	297,176	355,706
Total current liabilities	428,440	485,499
Long-term debt, net	3,017,281	3,035,857
Deferred revenue	354,472	361,458
Deferred income taxes, net	200,196	214,345
Other long-term liabilities	89,322	94,813
Total long-term liabilities	3,661,271	3,706,473
Total stockholders’ deficit	(735,558)	(254,539)
Total liabilities and stockholders’ deficit	$3,354,153	3,937,433
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine months ended
	September 29, 2018	September 30, 2017(1)

Net cash provided by operating activities	$126,529	126,180
Cash flows from investing activities:
Additions to property and equipment	(41,450)	(13,649)
Other, net	20	(101)
Net cash used in investing activities	(41,430)	(13,750)
Cash flows from financing activities:
Repayment of long-term debt	(23,688)	(18,750)
Payment of debt issuance and other debt-related costs	—	(312)
Dividends paid on common stock	(86,035)	(87,911)
Repurchases of common stock, including accelerated share repurchases	(650,368)	(127,186)
Exercise of stock options	71,657	33,267
Other, net	(1,101)	(214)
Net cash used in financing activities	(689,535)	(201,106)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(350)	576
Decrease in cash, cash equivalents, and restricted cash	(604,786)	(88,100)
Cash, cash equivalents, and restricted cash, beginning of period	1,114,099	431,832
Cash, cash equivalents, and restricted cash, end of period	$509,313	343,732
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Nine months ended
	September 29, 2018	September 30, 2017(1)	September 29, 2018	September 30, 2017(1)

Operating income	$111,592	105,272	315,273	298,881
Operating income margin	31.9%	31.9%	31.5%	31.1%
Adjustments:
Amortization of other intangible assets	$5,230	5,341	15,912	16,001
Long-lived asset impairment charges	55	536	1,209	643
Adjusted operating income	$116,877	111,149	332,394	315,525
Adjusted operating income margin	33.4%	33.7%	33.2%	32.8%

Net income	$66,067	41,170	176,717	136,555
Adjustments:
Amortization of other intangible assets	5,230	5,341	15,912	16,001
Long-lived asset impairment charges	55	536	1,209	643
Tax impact of adjustments(2)	(1,480)	(2,351)	(4,794)	(6,658)
Adjusted net income	$69,872	44,696	189,044	146,541

Adjusted net income	$69,872	44,696	189,044	146,541
Weighted average number of common shares – diluted	84,107,840	91,433,076	85,366,264	92,386,611
Diluted adjusted earnings per share	$0.83	0.49	2.21	1.59

(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Tax impact of adjustments calculated at effective tax rates of 28% for the three and nine months ended September 29, 2018 and 40% for the three and nine months ended September 30, 2017.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 29, 2018
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.60	2.64
Adjustments:
Amortization of other intangible assets	0.25	0.24
Long-lived asset impairment charges	0.03	0.01
Tax impact of adjustments(1)	(0.08)	(0.07)
Diluted adjusted earnings per share	$2.80	2.82

(1) Tax impact of adjustments calculated at a 28% effective tax rate.